CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated March 31, 2020, with respect to the financial statements of Wells Fargo Cash Investment Money Market Fund and Wells Fargo Heritage Money Market Fund, two of the funds comprising Wells Fargo Funds Trust, as of January 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Information Statement.

/s/ KPMG LLP

Boston, Massachusetts
November 30, 2020